Exhibit 10.1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), is dated as of December 20, 2010 by and between ASSA ABLOY Inc., an Oregon corporation (the “Parent”), and the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, American Alligator Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and LaserCard Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Purchaser to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) followed by the subsequent merger of Purchaser with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of issued shares of Company Common Stock set forth on Attachment A hereto (the “Owned Shares”) and options to purchase the number of shares set forth on Attachment A hereto (the “Owned Options”);

WHEREAS, as a condition to Parent and Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, to tender in the Offer (and not withdraw) all of such Stockholder’s Owned Shares (except for unvested shares of Restricted Stock) as well as any shares of Company Common Stock acquired by such Stockholder (including, without limitation, upon the exercise of options) after the execution of this Agreement (all of which, after so acquired, shall constitute Owned Shares); and

WHEREAS, each Stockholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer, by executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Tender and Vote; Irrevocable Proxy.

1.1. Agreement to Tender. Each Stockholder hereby agrees that promptly after the commencement of the Offer and receipt of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of

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transmittal (the “Transmittal Documents”), but in any event no later than 5:00 p.m. New York time on the tenth (10th) business day following commencement of the Offer and receipt of such Transmittal Documents with respect to Owned Shares owned as of this date of this Agreement, such Stockholder shall tender into the Offer all of such Stockholder’s Owned Shares (except for unvested shares of Restricted Stock that may not be transferred pursuant to their terms until vested). Each Stockholder further agrees that such Stockholder shall tender into the Offer all shares of Company Common Stock acquired by the Stockholder following the date of this Agreement (which shares shall constitute Owned Shares), as well as any shares of Restricted Stock that vest following the date of this Agreement, promptly following such acquisition or vesting and receipt of the Transmittal Documents. No Stockholder shall withdraw any of such Stockholder’s Owned Shares previously tendered for so long as this Agreement has not been terminated in accordance with Section 4.1.

1.2. Agreement to Vote. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of the adoption of the Merger Agreement and (b) against any alternative Takeover Proposal.

1.3. Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not terminated in accordance with Section 4.1, each Stockholder hereby irrevocably appoints Parent (or any nominee of Parent) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholder’s Owned Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.3 and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.1.

2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent, on a several and not joint basis, as follows:

2.1. Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2. Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

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2.3. Ownership of Shares. On the date hereof, the Owned Shares and Owned Options set forth opposite such Stockholder’s name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Owned Shares and Owned Options owned of record or beneficially by such Stockholder.

2.4. No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or his, her or its properties and assets or (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of his, her or its properties or assets are bound, in each case in a manner that would materially impair or delay such Stockholder’s ability to perform its obligations hereunder. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

3. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with Parent as follows:

3.1. Restriction on Transfer. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Acceptance Time, and otherwise as is contemplated by the Merger Agreement or the Offer, not to, other than as may be specifically required by a court order, (a) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”) or (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares. The foregoing restrictions on Transfer set forth in this Section 3.1 shall not prohibit the exercise by such Stockholder of any options to purchase Owned Shares and shall not prohibit any Transfers for estate planning or charitable purposes provided the transferee and such Stockholder expressly agree to be bound by the provisions of this Agreement with respect to such transferred Owned Shares in a written instrument reasonably satisfactory to Parent. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale or any sale or transfer by operation of law, including, without limitation, by will or intestacy), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

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3.2. Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, that any shares of Company Common Stock acquired by such Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

3.3. No Limitations on Actions. Each Stockholder signs this Agreement solely in his, her or its capacity as the owner of the Owned Shares; any trustee who signs this Agreement on behalf of a Stockholder that is a trust is signing only in his, her or its fiduciary capacity and not as an individual; this Agreement shall not limit or otherwise affect the actions of such Stockholder or any Affiliate, employee or designee of such Stockholder or any of his, her or its Affiliates in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the Company Board; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

3.4. Restrictions on Stock Options. Each Stockholder agrees not to exercise any options to purchase shares of Company Common Stock that have an exercise price of $7.10 per share or above.

4. Miscellaneous.

4.1. Termination of this Agreement. This Agreement shall terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) any amendment to the Merger Agreement or the Offer effected without such Stockholder’s consent that decreases the Offer Price or changes the form of consideration payable in the Offer or materially and adversely affects such Stockholder, (iii) mutual consent of the parties hereto, (iv) the Walk Away Date (as defined in the Merger Agreement as in effect on the date hereof) and (v) the Effective Time.

4.2. Effect of Termination. In the event of a termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

4.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

4.4. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

4.5. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m.

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(addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Stockholders:

To the respective addresses and fax numbers shown on the signature pages for each Stockholder with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road,

Menlo Park, CA 94025

Attention: Steve Sonne, Esq.

Facsimile: (650) 473-2601

If to Parent:

ASSA ABLOY Inc.

c/o HID Global Corporation

15370 Barranca Parkway

Irvine, CA 92618

Attention: William West, Senior Vice President and Chief Financial Officer

Facsimile: (949) 732-2110

with copies to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: William C. Hicks, Esq.

Matthew J. Gardella, Esq.

Facsimile: 617-227-4420

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

4.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

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4.7. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

4.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

4.9. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

4.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.11. No Obligation to Exercise Options. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any Option or other right to acquire shares of Company Common Stock.

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IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

ASSA ABLOY INC.

By:	/s/ Jeffrey A. Mereschuk
Name: Jeffrey A. Mereschuk
Title: Executive Vice President and CFO

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IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Robert T. DeVincenzi
Robert T. DeVincenzi

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Christopher J. Dyball
Christopher J. Dyball

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Steven G. Larson
Steven G. Larson

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Stephen D. Price-Francis
Stephen D. Price-Francis

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Uwe Ludwig
Uwe Ludwig

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Bernard C. Bailey
Bernard C. Bailey

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Albert J. Moyer
Albert J. Moyer

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Donald E. Mattson
Donald E. Mattson

IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

/s/ Walter F. Walker
Walter F. Walker

Attachment A

DETAILS OF OWNERSHIP

Name	Shares (Including Restricted Stock)	Options
Executives:
Robert T. DeVincenzi	75,568	550,000
Christopher J. Dyball	54,136	308,752
Steven G. Larson	31,480	262,000
Stephen D. Price-Francis	22,813	107,750
Uwe Ludwig	4,691	55,000

Directors:
Bernard C. Bailey	32,326	21,000
Albert J. Moyer	22,326	33,000
Donald E. Mattson	22,326	33,000
Walter F. Walker	123,367	42,000

Attachment A